                                                                     Exhibit 4.2
                            CORTELCO SYSTEMS, INC.

                               ----------------

                           INVESTOR RIGHTS AGREEMENT

                               -----------------


                           Dated as of July 31, 1997

                               TABLE OF CONTENTS

                                                             PAGE

Article 1  General.........................................     1
      1.1  Definitions.....................................     1

Article 2  Registration; Restrictions On Transfer..........     3
      2.1  Restrictions on Transfer........................     3
      2.2  Demand Registration.............................     4
      2.3  Piggyback Registrations.........................     5
      2.4  Form S-3 Registration...........................     6
      2.5  Expenses of Registration........................     7
      2.6  Obligations of the Company......................     8
      2.7  Termination of Registration Rights..............     9
      2.8  Delay of Registration; Furnishing Information...     9
      2.9  Indemnification.................................    10
      2.10 Assignment of Registration Rights...............    12
      2.11 Amendment of Registration Rights................    12
      2.12 Limitation on Subsequent Registration Rights....    12
      2.13 "Market Stand-Off" Agreement....................    13
      2.14 Rule 144 Reporting..............................    13

Article 3  Covenants Of The Company........................    13
      3.1  Basic Financial Information and Reporting.......    13
      3.2  Inspection Rights...............................    14
      3.3  Confidentiality of Records......................    14
      3.4  Reservation of Common Stock.....................    15
      3.5  Stock Vesting...................................    15
      3.6  Board of Directors Approval.....................    16
      3.7  Termination of Covenants........................    16

Article 4  Rights Of First Refusal.........................    16
      4.1  Subsequent Offerings............................    17
      4.2  Exercise of Rights..............................    17
      4.3  Issuance of Equity Securities to Other Persons..    17
      4.4  Termination of Rights of First Refusal..........    17
      4.5  Transfer of Rights of First Refusal.............    17
      4.6  Excluded Securities.............................    18

Article 5  Miscellaneous...................................    18
      5.1  Governing Law...................................    18
      5.2  Survival........................................    18
      5.3  Successors and Assigns..........................    19
      5.4  Severability....................................    19
      5.5  Amendment and Waiver............................    19

      5.6  Delays or Omissions.............................    19
      5.7  Notices.........................................    19
      5.8  Attorneys' Fees.................................    20
      5.9  Titles and Subtitles............................    20
      5.10 Counterparts....................................    20
      5.11 Special Provision Regarding Alcatel.............    20

Exhibit A - Form of Financial Statement

                           INVESTOR RIGHTS AGREEMENT


     This Investor Rights Agreement ("Agreement") is entered into as of July 31, 1997 by and among CORTELCO SYSTEMS, INC., a Delaware corporation (the "Company"); CORTELCO SYSTEMS HOLDING CORP. (the "Founder"); CHINAVEST IV, L.P., a Delaware Limited Partnership ("ChinaVest IV"); CHINAVEST IV-A, L.P., a Delaware Limited Partnership ("ChinaVest IV-A"); and CHINAVEST IV-B, L.P., a Bermuda Limited Partnership ("ChinaVest IV-B). ChinaVest IV, ChinaVest IV-A and ChinaVest IV-B are collectively referred to herein as "ChinaVest."



                                   RECITALS

     WHEREAS, the Company and ChinaVest are entering into the Convertible Note Purchase Agreement dated as of the date hereof between the Company and ChinaVest (the "Purchase Agreement"), pursuant to which the Company shall sell and issue a Convertible Subordinated Note dated as of the date hereof, made by the Company in favor of ChinaVest (the "Note"); and

     WHEREAS, the Note will be convertible into shares of the Company's Series A Preferred Stock (the "Shares"); and

     WHEREAS, as a condition to entering into the Purchase Agreement, ChinaVest and the Company shall agree to certain registration rights, information rights and other rights as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

                                   ARTICLE 1

                                    GENERAL

     1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

     "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

     "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

     "REGISTRABLE SECURITIES" means (i) Common Stock of the Company issued or issuable upon conversion of the Shares issued or issuable upon conversion of the Note; (ii) Common Stock of the Company held by the Founder as of the date hereof; and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Article 2 of this Agreement are not assigned.

     "REGISTRABLE SECURITIES THEN OUTSTANDING" means the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

     "REGISTRATION EXPENSES" means all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars ($10,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLING EXPENSES" means all underwriting discounts and selling commissions applicable to the sale.

     "SHARES" means the Company's Series A Preferred Stock issued pursuant to the Purchase Agreement.

     "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     "SEC" or "COMMISSION" means the Securities and Exchange Commission.

                                   ARTICLE 2

                    REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1  RESTRICTIONS ON TRANSFER.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

              (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

              (ii)  (A) The transferee has agreed in writing to be bound by this
Section 2.1, (B) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

              (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Section 2.1 to the same extent as if he were an original Holder hereunder.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2  DEMAND REGISTRATION.

          2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of more than thirty-five percent (35%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of $5,000,000 (a "Qualified Public Offering"), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          2.2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.1. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated, first, to the Holders other than the Founder and its assigns on a pro rata basis based on the total number of Registrable Securities held by such Holders and, second, to the Founder and its assigns on a pro rata basis based on the total number of Registrable Securities held by such Holders (including in each case the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          2.2.3 The Company shall not be required to effect a registration pursuant to this Section 2.2:

                (i) prior to the earlier of the Company's Initial Offering or June 1, 2000; or

                (ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

               (iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; or

               (iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than twice in any one-year period.

     2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within five (5) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent such registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          2.3.1 UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders other than the Founder and its assigns on a pro rata basis based on the total number of Registrable Securities held by such Holders; third, to the Founder and its assigns on a pro rata basis based on the total number of Registrable Securities held by such Holders; and fourth, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, and in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering.

          2.3.2 RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

     2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          2.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          2.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten
(10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                 (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders, or

                 (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000, or

                 (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company nor more than twice in any one-year period, or

                 (iv) if the Company has, within the eighteen (18) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

                 (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          2.4.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each. The rights granted in this
Section 2.4 are in addition to the rights granted under Section 2.2.

     2.5 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities (which majority must include ChinaVest for so long as ChinaVest holds or is deemed to hold at least 2,000,000 shares of Registrable Securities, as presently constituted) agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

     2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          2.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          2.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          2.6.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          2.6.4 Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          2.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          2.6.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          2.6.7 Furnish, at the reasonable request of Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

          2.6.8 Notify each Holder of Registrable Securities covered by such registration statement and such Holder's underwriters, if any, and confirm such advice in writing: (i) when the registration statement has become effective,
(ii) when any post-effective amendment to the registration statement becomes effective and (iii) of any request by the SEC for any amendment or supplement to the registration statement or prospectus or for additional information after the registration statement has become effective.

          2.6.9 Notify each Holder of Registrable Securities covered by such registration statement if at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing, or should issue, a stop order suspending the effectiveness of such registration statement. Upon the occurrence of any of the events mentioned in the preceding sentence, the Company will use all reasonable efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible. The Company will advise each holder of Registrable Securities promptly of any order or communication of any public board or body addressed to the Company suspending or threatening to suspend the qualification of any Registrable Securities for sale in any jurisdiction.

          2.6.10 As soon as practicable after the effective date of the registration statement, and in any event within sixteen (16) months thereafter, have "made generally available to its security holders" (within the meaning of Rule 158 under the Securities Act) an earnings statement (which need not be audited) covering a period of at least twelve (12) months beginning after the effective date of the registration statement and otherwise complying with
Section 11(a) of the Securities Act.

     2.7 TERMINATION OF REGISTRATION RIGHTS . All registration rights granted under this Article 2 shall terminate and be of no further force and effect seven (7) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if (i) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (ii) such Holder (together with its affiliates, partners and former partners) holds less than one percent (1%) of the Company's outstanding Common Stock (treating all share of convertible Preferred Stock on an as converted basis) and (iii) all Registrable Securities held by and issuance to such Holder may be sold under Rule 144 during any ninety (90) day period.

     2.8  DELAY OF REGISTRATION; FURNISHING INFORMATION.

          2.8.1 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

          2.8.2 It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          2.9.2 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this
Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the proceeds from the offering received by such Holder.

          2.9.3  Promptly after receipt by an indemnified party under this
Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          2.9.4 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

          2.9.5  The obligations of the Company and Holders under this Section
2.9 shall survive completion of any offering of Registrable Securities in a registration statement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. In the event any offering of Registrable Securities is underwritten, and the underwriting agreement provides for indemnification and/or contribution by the Company and the Holders offering securities thereunder, the indemnification and/or contribution obligations of the Company and the Holders hereunder shall in no event exceed the obligations of the parties set forth in such underwriting agreement.

     2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (i) is a subsidiary, parent, general partner, limited partner, retired partner or stockholder of a Holder or (ii) is a Holder's family member or trust for the benefit of a Holder; provided, however, (A) the transferor shall, within ten
(10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     2.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Article 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities (which majority must include ChinaVest for so long as ChinaVest holds or is deemed to hold 2,000,000 shares of Registrable Securities, as presently constituted). Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities (which majority must include ChinaVest for so long as ChinaVest holds or is deemed to hold at least 2,000,000 shares or Registrable Securities, as presently constituted), enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder.

     2.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company as the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer or dispose of any Shares Common Stock (or other securities) of the Company held by such each Holder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company enter into similar agreements. The obligations described in this
Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     2.14 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

           (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

                                   ARTICLE 3

                           COVENANTS OF THE COMPANY

     3.1  BASIC FINANCIAL INFORMATION AND REPORTING.

          3.1.1 The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          3.1.2 As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish ChinaVest a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, in substantially the form attached as Exhibit A hereto, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

          3.1.3 As soon as practicable after the end of each quarter, and in any event within thirty (30) days thereafter, the Company will furnish to ChinaVest the unaudited consolidated and consolidating balance sheet of the Company) and any of its subsidiaries as at the end of such quarter) and the related unaudited consolidated and consolidating statements of operations, stockholders' equity and cash flows of the Company (and any such subsidiaries) for such quarter and for the elapse period of such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable periods of the preceding fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects and shall be prepared in conformity with accounting principles generally accepted in the United States and applied on a consistent basis throughout the periods reflected therein except as stated therein and shall be accompanied by a certificate of the chief financial officer of the Company to such effect. Each such financial statement shall be accompanied by a brief narrative description prepared by management of the operations of the Company during such period covered thereby, including, without limitation, identification of relevant trends in the Company's business.

          3.1.4 As soon as available, but in any event not later than the end of each fiscal year the Company, the Company will furnish to ChinaVest the financial plan of the Company (and any subsidiaries) for the next succeeding fiscal year, including but not limited to a cash flow projection, operating budged, calculated monthly, and a business plan for the next three succeeding fiscal years, and any updates or revisions to any of the foregoing as soon as available.

     3.2 INSPECTION RIGHTS. For so long as ChinaVest shall own not less than seven million (7,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations), ChinaVest shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such additional information regarding the Company as it may reasonably request, including without limitation any information or reports required by reason of reporting or regulatory requirements to which ChinaVest is subject, all at such times and as often as may be reasonably requested.

     3.3  CONFIDENTIALITY OF RECORDS.

          3.3.1 ChinaVest agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. ChinaVest shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use its best efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any ChinaVest who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, "Confidential Information": means any information, technical data, or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment which written material is stamped "Confidential" or "Proprietary" or if disclosed orally, is promptly confirmed in writing to be Confidential Information.

          3.3.2 Confidential Information does not include information, technical data or know-how which (i) is in ChinaVest's possession at the time of disclosure as shown by ChinaVest's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to ChinaVest, it is part of the public knowledge or literature, not as a result of any action or inaction of ChinaVest; or (iii) is disclosed to ChinaVest on a non-confidential basis by a third party having a legal right to such information, (iv) is independently developed by ChinaVest, as properly documented by ChinaVest, or
(v) is approved for release by written authorization of Company. The provisions of this Section shall not apply (i) to the extent that an ChinaVest is required to disclose Confidential Information pursuant to any law, statue, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (ii) to the disclosure of Confidential Information to ChinaVest's employees, counsel, accountants or other professional advisors; (iii) to the extent that ChinaVest needs to disclose Confidential Information for the protection of any of such ChinaVest's rights or interest against the Company, whether under this Agreement or otherwise; or (iv) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

     3.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred Stock, all Common Stock issuable from time to time upon such conversion.

     3.5 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (i) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the company, and (ii) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

     3.6 BOARD OF DIRECTORS APPROVAL. The Company shall not, without the approval of the member of the Board of Directors elected by the Series A Preferred Stock,

          (a) issue any equity securities of the Company (including any security convertible into or exercisable for any equity security); provided, however, this provision shall not apply to (x) the issuance of options or rights to purchase shares of Common under any Company stock option plan, stock purchase plan, stock incentive plan or similar stock plans and to the issuance of Common upon exercise thereof and (y) the issuance of Common in connection with the Company's Initial Offering;

          (b) effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Company or any of its subsidiaries, or any consolidation, merger or reorganization of the Company in which the stockholders of the Company prior to such consolidation, merger or reorganization do not own a majority of the outstanding shares of the surviving corporation;

          (c) select new auditors of the Company, or materially change the Company's accounting methods;

          (d) amend or repeal any provision of, or add any provision to, the Company's Bylaws;

          (e)  acquire any company by purchase, merger or otherwise;

          (f) adopt or implement any new employee stock option or stock incentive plan, or amend the Company's 1996 Stock Incentive Plan; or

          (g) engage in any material, non-customary transaction with any direct or indirect affiliate of the Company or Cortelco Systems Holding Corp. For purposes of this Section 3.6(g), a transaction shall be deemed customary if it is a type of transaction substantially similar to a transaction that is described and identified as customary on the Schedule of Exceptions delivered at the Closing (as defined in the Purchase Agreement) or if it is an arm's-length transaction that has been approved by a majority of the disinterested directors of the Company.

     3.7  TERMINATION OF COVENANTS.  All covenants of the Company contained in
Article 3 of this Agreement shall expire and terminate on the effective date of the registration statement pertaining to the Initial Offering.

                                   ARTICLE 4

                            RIGHTS OF FIRST REFUSAL

     4.1 SUBSEQUENT OFFERINGS. ChinaVest shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. ChinaVest's pro rata share is equal to the ratio of (A) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Purchaser is deemed to be a holder immediately prior to the issuance of such Equity Securities to (B) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) immediately prior to the issuance of the Equity Securities and assuming exercise of all outstanding options and warrants to purchase Securities of the Company. In the event such calculation must be made prior to the Conversion Calculation Date, the calculation shall be made as if the Series A Conversion Price were $0.4393 (subject to adjustments for stock splits, stock dividends and the like). The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

     4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give ChinaVest written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. ChinaVest shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to ChinaVest if such offer or sale would in the judgment of counsel for the Company cause the Company to be in violation of applicable federal securities laws.

     4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If ChinaVest does not elect to purchase its pro rata share of the Equity Securities, then the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which ChinaVest's rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to ChinaVests pursuant to Section
4.2 hereof. If the Company has not sold such Equity Securities within days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to ChinaVests in the manner provided above.

     4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Article 4 shall terminate upon the effective date of the registration statement pertaining to the Initial Offering.

     4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of ChinaVest under this Article 4 may be transferred among ChinaVest IV, ChinaVest IV-A and ChinaVest IV-B, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

     4.6  EXCLUDED SECURITIES.  The rights of first refusal established by this
Article 4 shall have no application to any of the following Equity Securities:

          4.6.1 options, warrants or other Common Stock purchase rights or Common Stock issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

          4.6.2 stock issued pursuant to any rights, options, warrants or agreements outstanding as of the date of this Agreement; and stock issued pursuant to any such rights, options, warrants or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Article 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

          4.6.3 any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

          4.6.4 shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          4.6.5 shares of Common Stock issued upon conversion of the Shares;

          4.6.6 any Equity Securities issued pursuant to any equipment leasing arrangement or bank financing;

          4.6.7 any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

          4.6.8 shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Company's Board of Directors in accordance with the terms hereof.

                                   ARTICLE 5

                                 MISCELLANEOUS

     5.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     5.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     5.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a Holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the Holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     5.4 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     5.5  AMENDMENT AND WAIVER.

          5.5.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the Holders of a majority of the Registrable Securities (which majority must include ChinaVest for so long as ChinaVest holds or is deemed to hold at least 2,000,000 shares of Registrable Securities, as presently constituted).

          5.5.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the Holders of a majority of the Registrable Securities (which majority must include ChinaVest for so long as ChinaVest holds or is deemed to hold at least 2,000,000 share of Registrable Securities, as presently constituted).

     5.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     5.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     5.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     5.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     5.11 SPECIAL PROVISION REGARDING ALCATEL. Notwithstanding anything to the contrary contained or implied herein, this Agreement shall not affect in any way the rights of Alcatel Network Systems, Inc. ("Alcatel") pursuant to that certain CSHC Pledge Agreement (the "CSHC Pledge Agreement") dated as of December 16, 1993 executed by Founder in favor of Alcatel, as amended, or that certain New Pledge Agreement (the "New Pledge Agreement") dated as of August 23, 1993 executed by Founder in favor of Alcatel, and this Agreement shall not apply to, limit, restrict or prohibit in any manner the exercise by Alcatel of any such rights including, without limitatioin, any transfer of capital stock of the Company pursuant to the CSHC Pledge Agreement or the New Pledge Agreement (the "Stock Transfer"). Notwithstanding anything to the contrary contained or implied herein, this Agreement shall automatically terminate upon any Stock Transfer. Notwithstanding anything to the contrary contained or implied herein, this Section 5,11 cannot be amended without the written consent of Alcatel, and Alcatel shall be entitled to enforce the provisions hereof against the parties hereto.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:                                                      CHINAVEST
                                  INVESTORS:

CORTELCO SYSTEMS, INC.                                        CHINAVEST IV, L.P.

By: /s/
   ---------------------------             By: /s/
      Steve Bowling                           -----------------------------
      President                            Print Name:_____________________

Address:_______________________            Title:__________________________
_______________________________
                                           Address:________________________
_______________________________            ________________________________

                                           ________________________________

FOUNDER:

CORTELCO SYSTEMS HOLDING CORP.             CHINAVEST IV-A, L.P.

By: /s/                                    By: /s/
   -----------------------------              -----------------------------
Print Name:____________________            Print Name:_____________________

Title:_________________________            Title:__________________________

Address:_______________________            Address:________________________
_______________________________            ________________________________
_______________________________            ________________________________

                                           CHINAVEST IV-B, L.P.

                                           By: /s/
                                              -----------------------------
                                           Print Name:_____________________

                                           Title:__________________________

                                           Address:________________________
                                           ________________________________
                                           ________________________________